Exhibit 10.2

September 27, 2018

Alex McArthur

Re: Employment Offer with Purple Innovation, Inc.

Dear Alex:

This letter is written to outline the binding terms of an offer for you to continue to serve as an officer of Purple Innovation, Inc. (the “Company”). This offer, and the documents incorporated herein, will replace and supersede in their entirety any prior written or oral employment agreements or understandings between you and the Company, except as expressly stated in the paragraph regarding Prior Agreements in this letter.

Position with the Company: Chief Marketing Officer (CMO) reporting to the Chief Executive Officer (the “CEO”).

Effective Date: The terms of this letter are effective as of the date you sign this letter.

Responsibilities and Duties: As an officer of the Company you, together with the executive management team, will act on behalf of the Company in managing Purple LLC’s business and otherwise operating the Company. You will continue to be paid by Purple LLC and subject to the policies of Purple LLC, but with the additional responsibilities and duties and for the additional rights and privileges stated herein. During your employment with Purple LLC, you will devote your full business time, skill, attention, and best efforts to the performance of your duties, subject to customary carve-outs for charitable or religious activities and management of personal affairs that do not materially interfere with the performance of your duties to the Company. You will have such duties and authority as is customary for a CMO of a publicly traded company with subsidiaries and as determined from time to time by the CEO. You will comply with all lawful rules, policies, procedures, regulations and administrative directions now or hereafter reasonably established by the Company and Purple LLC.

Corporate Opportunity: You are required to submit to the Company all business, commercial and investment opportunities or offers presented to you or of which you become aware which relate to the business of the Company at any time during your employment (“Corporate Opportunities”). Unless approved by the Board, you shall not accept or pursue, directly or indirectly, any Corporate Opportunities on your own behalf.

Cooperation: You shall both during and after your employment for the Company, subject to the Company reimbursing you for out-of-pocket expenses, cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, your being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession, all at times and on schedules that are reasonably consistent with your other permitted activities and commitments).

Office Location: Your duties will be principally performed in the State of Utah at Purple LLC’s headquarters in Alpine, Utah, except while traveling or at your home as you determine appropriate for efficiency. The Company will provide you with all necessary equipment and supplies to perform your duties.

Salary and Benefits: The Company or Purple LLC, as determined by the Company, shall pay you an annual base salary of $325,000, payable in regular installments in accordance with usual payment practices and subject to required withholdings and taxes (the “Base Salary”). You may receive increases in Base Salary to the extent such an increase is determined by the CEO, and, if required, approved by the Board of Directors (“Board”). You will be entitled to participate in the Company’s benefits programs on the same basis as other executives of the Company, such as 401k matching, PTO accrual, medical and life insurance and other benefits generally available to employees of Purple LLC from time to time, as stated in current and future policies. In addition, the Company will provide D&O insurance for your protection. This is an exempt position.

Short-term Cash Incentives: You will participate in the Company’s short-term incentive plan and shall be eligible to earn an annual cash incentive award (“Annual Bonus”) determined in accordance with the terms and subject to the provisions of that plan. The Board shall, in its sole discretion, determine the financial and other goals to be used to measure your performance and shall establish the minimum, target and maximum performance requirements; provided, however, that 70% of your target Annual Bonus opportunity shall be tied to financial goals and 30% tied to non-financial goals. Any Annual Bonus will be paid by no later than two and one-half months following the fiscal year to which it relates or, if later, thirty (30) days following the completion of the audit for such year, provided you remain employed by the Company through the date of payment.

Long-term Equity Incentives: You will participate in the Company’s long-term incentive plan and shall be eligible to receive an annual equity incentive award determined in accordance with the terms and subject to the provisions of that plan. However, because of the grant of equity previously awarded to you, it is anticipated that you will participate in this plan with respect to additional grants beginning in 2020. The Company agrees to reasonably cooperate with InnoHold, LLC and to facilitate InnoHold, LLC’s distribution of Class B securities of the Company to you on the basis of your percentage interest in InnoHold, LLC times the number of Class B securities held by InnoHold, LLC.

At-will Employment and Termination Benefits: By accepting this offer, you certify your understanding that your employment will continue to be on an at-will basis and that you have not entered into a contract with terms on the duration of your employment. The Company may terminate your employment as an officer for any reason, with or without cause and with or without prior notice. In the event that the Company provides less than thirty (30) days’ prior written notice, other than in the case of a termination for Cause as defined below, you will be entitled to receive your Base Salary through the end of a 30-day period following the date on which written notice is provided to you. Upon termination of your position herein, you will be deemed to have automatically resigned from all positions with the Company, Purple LLC and any other affiliated entities, unless otherwise mutually agreed in writing. The Company may, at its sole discretion, relieve you of your duties during any notice period or direct you to continue to perform duties as directed by the CEO. You, also, are free to terminate your employment with the Company at any time, with or without cause and with or without notice. In the event that you provide less than thirty (30) day’s prior written notice, other than in the case of a termination for Good Reason as defined below, the Company will be entitled to deduct up to the amount of your Base Salary for a 30-day period preceding the date on which written notice is provide to the Company.

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(a) Termination without Cause or for Good Reason: If your employment hereunder is terminated without Cause by the Company or you resign with Good Reason during your employment, then you shall be entitled to receive the following: (i) any accrued and unpaid Base Salary through the termination date (including any notice period); (ii) any eligible unpaid expense reimbursements; and (iii) all other accrued and vested payments, benefits or fringe benefits to which you are entitled in accordance with the terms and conditions of the applicable compensation or benefit plan, program or arrangement of the Company, including benefits under the Prior Agreements as defined herein (collectively, items (i) through (iii) are referred to hereafter as the “Accrued Benefits”). In addition, if such termination occurs after the first three months (or equivalent period if the fiscal year changes) of any fiscal fear, you will also be eligible to receive (iv) the lesser of (1) the Annual Bonus calculated for such fiscal year at the time of termination or (2) the Annual Bonus calculated at the end of such fiscal year in which the termination occurs. You shall also be entitled to (v) an amount equal to up to six (6) months of your annual Base Salary, payable in substantially equal installments in accordance with the Company’s regular payroll practices for a period of twelve (12) months following the termination; and (vi) Company payment of the cost of health insurance continuation under COBRA for you and your eligible dependents for a period of six (6) months following the termination, which payment will be made directly to the insurer on your behalf (items (iv), (v) and (vi) together, the “Severance Benefits”). The Severance Benefits shall cease to be paid if, in the Board’s reasonable determination, you secure full time executive-level employment for compensation, provided, however, that you shall receive at least three (3) months of Severance Benefits. A general release of claims in form and substance reasonably required by the Company and not revoked during any period when such revocation is permitted under relevant law will be required for any Severance Benefits, not the Accrued Benefits. Each such installment payment shall be treated as a separate payment for purposes of Code Section 409A (defined in Section 25 below). “Good Reason” shall mean any of the following: (i) a material change in job title; (ii) a change in reporting structure where the Executive no longer reports directly to the CEO; (iii) a material reduction in job duties or scope; or (iv) a material reduction in base salary or bonus potential that is not commensurate with other executives at the Company; provided, however, that in the case of items (ii), (iii) and (iv) of this definition, such change or reduction continues uncured for a period of fifteen (15) days after written notice from you to the Company specifying such change or reduction and your intention to terminate this Agreement for Good Reason.

(b) Change in Control. In the event the Company undergoes a Change in Control as defined herein and your employment is terminated without Cause within twelve (12) months following the effective date of the Change in Control (together the “Double Trigger Event”), you will be entitled to the same Severance Benefits as set forth in (a) above. In addition, any unvested equity awards shall be subject to immediate vesting upon the Double Trigger Event. A general release of claims in form and substance reasonably required by the Company and not revoked during any period when such revocation is permitted under relevant law will be required for any payments or vesting acceleration under this section, not the Accrued Benefits. “Change in Control” means the occurrence of any of the following: (i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (ii) the Company enters into an agreement of reorganization, merger or consolidation  pursuant to which the Company or a subsidiary of the Company is not the surviving corporation; or (iii) the sale of all or substantially all of the Company's assets. A Change in Control shall not be considered to have occurred so long as either (a) the Company remains publicly traded with an independent Board, including without limitation in the event that a controlling shareholder of the Company sells more than 50% or more of the Company’s Class A Common Stock, or (b) any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's stock and acquires additional stock.

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(c) Termination for Cause or Otherwise. If your employment is terminated (i) by the Company with Cause, (ii) due to your death, disability or incapacity, or (iii) by your resignation, then you or your estate, as applicable, will be entitled to the Accrued Benefits (other than any Annual Bonus in the event of a termination for Cause).

(i) As used herein, “Cause” shall mean your (i) failure to perform reasonable duties assigned by the CEO, or violation of any express direction or any lawful rule, handbook regulation or policy established by the Company, the Board or any committee established by the Board which is consistent with the scope of your duties, and such failure, refusal or violation continues uncured for a period of fifteen (15) days after written notice from the Company to you specifying the failure, refusal or violation and the Company’s intention to terminate your employment for Cause; (ii) conviction or plea of guilty/nolo contendere to a felony, or perpetration of a serious dishonest act against the Company or any affiliates; (iii) willful misconduct in connection with duties, including (a) conduct that is materially injurious to the financial condition or business reputation of the Company, which does or which is reasonable likely to bring the Company or its affiliates into public disgrace or embarrassment; (b) misappropriation of funds, (c) personal profit or attempted personal profit in connection with a Company transaction, (d) misrepresentation to the CEO or Board of the financial results, financial condition or other material business results of the Company, or (e) violation of law or regulations on Company premises; (iv) an act of moral turpitude, fraud dishonesty, theft, or unethical business conduct, any of which is materially injurious to the Company’s reputation; (v) aiding a competitor which adversely affects Company; (vi) misappropriation of a Company opportunity for personal benefit; (vii) material compromise of Company trade secrets or other confidential and proprietary information of the Company or its affiliates; or (viii) chronic alcoholism or drug abuse that materially affects performance.

(ii) Your permanent disability or incapacity shall be determined in accordance with the Company’s long-term disability insurance policy, if such a policy is then in effect, or, if no such policy is then in effect, then such permanent disability or incapacity shall be deemed to have occurred upon your inability to perform the essential functions of the position set forth herein, after reasonable accommodation by the Company, for a period of at least 180 days, in the aggregate, during any period of 365 calendar days, unless further time is required as a reasonable accommodation under the Americans with Disabilities Act.

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Claw-back: All remuneration provided to you as a Short-Term Cash Incentive or Long-Term Equity Incentive shall be subject to forfeiture or other penalties pursuant to applicable law and any Company claw-back policy. Any vested remuneration in the form of Long-Term Equity Incentives shall be subject to forfeiture or other penalties pursuant to any Company claw-back policy only to the extent that you would have been terminated from your service for Cause (other than with respect to part (i) of the definition of “Cause” included herein) prior to reaching the applicable vesting period described above had the Board known of the actions constituting such Cause at the time of your actions.

Existing Prior Agreements: Incorporated herein and intended to be part of this offer are the following documents: Purple Innovation, LLC Proprietary Information, Invention Assignment and Non-Compete Agreement which you signed on February 15, 2017; and all documents pertaining to your equity interest in InnoHold, LLC until terminated or amended in connection with InnoHold, LLC’s anticipated distribution of Class B securities. Each of these documents that are incorporated herein shall be in full force and effect, shall be interpreted to be consistent with this offer and shall be deemed amended only as necessary to avoid a conflict with the terms in this offer. This offer, along with all the documents incorporated herein, shall supersede any and all other terms and conditions, written or oral, pertaining to the subject thereof and your employment for the Company and Purple LLC.

Waiver and Amendment: As with any employment at will, all compensation, benefits, work assignments and terms of employment are subject to change in accordance with the needs of the Company, except as stated herein. The terms stated herein, and the documents incorporated herein, may be amended or waived only with the prior written consent of both you and the Company, and no course of conduct or failure or delay in enforcing any terms of the employment relationship shall affect the validity, binding effect or enforceability of such terms.

Drug/Alcohol Testing: By accepting this offer, you acknowledge that you are free of inappropriate drug and alcohol use, you will submit to a drug/alcohol screening test when requested by the Company, and you accept that your workplace is smoke-free and drug/alcohol-free.

Please read this offer carefully and make sure you understand each of the terms and conditions of your employment with the Company and seek independent legal counsel of your own choice to the extent you deem such advice necessary in connection with your review and acceptance of this offer.

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Alex, we hope you will accept this offer. If this offer is acceptable to you, please sign below, enter the date, and return this document.

Best regards,

/s/ Terry V. Pearce
Terry Pearce
CEO, Chairman of the Board

Attachments

Agreed:

/s/ William Alexander McArthur
William Alexander McArthur

10-01-18
Date

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